Minnesota Life                                     INDIVIDUAL RETIREMENT ANNUITY
                                                                 (IRA) AGREEMENT
                                               SEP, TRADITIONAL IRA AND ROTH-IRA

WHAT DOES THIS AGREEMENT PROVIDE?

This agreement modifies the contract. Provisions are changed before issue. In the event of a conflict between the provisions of this agreement and the contract to which it is attached, the provisions of this agreement will control. These changes will allow its use: (a) with a Simplified Employee Pension (herein "SEP"); and/or (b) as a Traditional Individual Retirement Annuity under the Employee Retirement Income Security Act of 1974, as amended (herein "IRA"); and/or (c) as a Roth Individual Retirement Annuity under section 408A of the Internal Revenue Code (herein "Roth-IRA"). The provisions that apply for Traditional IRAs generally apply for SEPs, unless otherwise stated.

PURCHASE PAYMENTS

ARE TRADITIONAL IRA PURCHASE PAYMENTS LIMITED?

Yes. Where the annuitant has an IRA, purchase payments may be limited. An annual cash purchase payment may not exceed the lesser of: (a) the amount of compensation includible in gross income in any taxable year; or (b) $2,000, or such other maximum amount as may be allowed by law.

Where an annuitant establishes an IRA along with a lower earning spouse, purchase payments may be limited. They are also limited if the annuitant is the lower earning spouse. The cash purchase payments for both annuities and accounts must then be considered together. They may not exceed the lesser of:
(a) the amount of compensation includible in the working spouse's compensation includible in gross income in any taxable year; or (b) $4,000, or such other maximum amount as may be allowed by law. In no event may an annuitant's annual purchase payment exceed the cash amount of: (a) $2,000; or (b) the maximum annual contribution allowed for an IRA.

The annuitant's employer may make purchase payments under the annuitant's SEP up to the lesser of 15% of the annuitant's compensation (exclusive of compensation in excess of $160,000) or $30,000. Other limits will apply if the annuitant's IRA is used as part of a salary reduction SEP.

The annuitant, or the annuitant and his or her employer, are responsible for determining the maximum purchase payments that may be made to an IRA.

ARE ROTH-IRA PURCHASE PAYMENTS LIMITED?

Yes. Where the annuitant has a Roth-IRA, purchase payments may be limited. Annual purchase payments for all IRAs maintained by the annuitant may not exceed the lesser of 100% of the annuitant's compensation includible in gross income in any taxable year or $2,000. The maximum purchase payment that an annuitant may make to a Roth-IRA will depend on the amount of the annuitant's income. The maximum annual purchase payment allowed for a Roth-IRA is gradually reduced to $0 between certain levels of Adjusted Gross Income ("AGI"). Adjusted gross income is defined in section 408A(c)(3) of the Code and does not include amounts transferred or rolled over to Traditional IRAs or Roth-IRAs. In accordance with section 408A(c)(3) of the Code, if an annuitant is single, the $2,000 limit is phased out between AGI of $95,000 and $110,000; if an annuitant is married and files a joint federal income tax return, it is phased out between $150,000 and $160,000; and if an annuitant is married and


MHC-97-9418                                 Minnesota Life Insurance Company 1
files a separate federal income tax return, it is phased out between $0 and $10,000.

If an annuitant is married, the maximum purchase payment to the lower-earning spouse's Spousal Roth-IRA may not exceed the lesser of: (a) 100% of both spouses' combined compensation minus any Roth-IRA or deductible Traditional IRA contribution for the spouse with the higher compensation; or (b) $2,000. A maximum of $4,000 may be contributed to both spouses' Spousal Roth-IRAs. Purchase payments can be divided between the spouses' IRAs as the annuitant and his spouse wish, but annual purchase payments to either one of the IRAs may not exceed $2,000.

DO PURCHASE PAYMENT LIMITATIONS APPLY TO A ROLLOVER TO A ROTH-IRA?

No. However, some individuals are not eligible to make rollover purchase payments to a Roth-IRA.

A qualified rollover is a rollover contribution from another Roth-IRA or Traditional individual retirement account or annuity in accordance with sections 408(d)(3), 408A(c)(3)(B), 408A(c)(6) and 408A(e) of the Code. A cash purchase payment may be the amount received by or on behalf of the annuitant as all or any portion of a distribution which is a rollover contribution. The distribution may be one from a Traditional IRA or Roth-IRA, but may not be an eligible rollover distribution from a tax-exempt employee's trust or a qualified employee annuity plan.

A rollover or transfer from a Traditional IRA to a Roth-IRA will not be permitted if the annuitant's AGI for the tax year exceeds $100,000 or if the annuitant is married and files a separate federal income tax return. A rollover contribution must be received by us not later than 60 days after the annuitant receives it.

DO PURCHASE PAYMENT LIMITATIONS APPLY TO A ROLLOVER?

No. Limits on purchase payments to the contract do not apply with a rollover contribution. A rollover contribution is one within the meaning of sections 408(d)(3), 402(c), 403(a)(4), 403(b)(8), 408A(c)(3)(B), 408A(c)(6), 408A(d)(3)
or 408A(e) of the Internal Revenue Code (herein "Code") or a purchase payment made in accordance with the terms of a SEP as described in section 408(k) of the Code. In that case, a cash purchase payment may be the amount received by or on behalf of an annuitant as all or any portion of a distribution which is a rollover contribution. The distribution may be one from an individual retirement account, annuity or bond plan; or an eligible rollover distribution from a tax-exempt employee's trust; a qualified employee annuity plan; or such other plan as may be allowed by law. A Roth-IRA, however, may not receive a rollover contribution directly from any plan other than a Traditional IRA or another Roth-IRA. In addition, a rollover or transfer from a Traditional IRA to a Roth-IRA will not be permitted if the annuitant's AGI for the tax year exceeds $100,000; or if the annuitant is married and files a separate federal income tax return. A rollover contribution must be received by us not later than 60 days after the annuitant receives it. A direct rollover payment may be made to us from the plan making the distribution. A purchase payment may not include contributions to a tax-qualified plan made by the annuitant as an employee.

MAY THE ANNUITANT ALWAYS MAKE PURCHASE PAYMENTS?

No. We will not accept purchase payments under this contract as of a date the annuitant is not eligible for a SEP, IRA or Roth-IRA.


MHC-97-9418                                                    Minnesota Life 2

In addition, no additional cash contributions or rollover contributions may be accepted under the contract if: (a) the owner dies before the distribution of the entire interest in the contract; and (b) the beneficiary is not the surviving spouse.

Purchase payments which exceed those allowed for an IRA or Roth-IRA may be returned. We will send them to the annuitant. Return is without regard to the provisions of this contract dealing with withdrawals. Excess purchase payments to a SEP may similarly be returned. We will send them to the payer.

The annuitant has the sole responsibility for determining whether any purchase payments meet applicable income tax requirements.

DISTRIBUTION PROVISIONS

ARE THERE RULES FOR THE TIMING OF DISTRIBUTIONS FROM AN IRA?

Yes. The distribution of an annuitant's value shall be made in accordance with the minimum distribution requirements of section 408(b)(3) of the Code and the regulations thereunder, including the incidental death benefit provisions of section 1.401(a)(9)-2 of the proposed regulations. All of these rules are incorporated herein by reference.

The annuitant's accumulation value, or withdrawal value if applicable, must be distributed or begin to be distributed, by the annuitant's required beginning date. This is the April 1 following the calendar year in which the annuitant reaches age 70 1/2. For each succeeding year, a distribution must be made on or before December 31.

The annuitant or, if applicable, the annuitant's beneficiary, is responsible for assuring that the required minimum distribution is taken in a timely manner and that the correct amount is distributed.

ARE THERE RULES FOR THE TIMING OF DISTRIBUTIONS FROM A ROTH-IRA WHILE THE ANNUITANT IS ALIVE?

No. The rules that apply to Traditional IRAs regarding required distributions while an annuitant is alive do not apply to Roth-IRAs.

WHAT FORMS OF DISTRIBUTION ARE AVAILABLE FROM AN IRA?

By the required beginning date the annuitant may elect to have the accumulation value, or withdrawal value if applicable, distributed. It must be in one of the following forms:

(a)  a single sum payment;

(b)  equal or substantially equal payments over the life of the annuitant;

(c) equal or substantially equal payments over the joint lives of the annuitant and spouse;

(d) equal or substantially equal payments over a specified period that may not be longer than the annuitant's life expectancy;

(e) equal or substantially equal payments over a specified period that may not be longer than the joint life and last survivor expectancy of the annuitant and spouse.


MHC-97-9418                                                    Minnesota Life 3

Options (b), (c), (d), and (e) can be satisfied by an annuity form elected by the annuitant or by systematic withdrawal.

Payments must be made in periodic payments at intervals of no longer than one year. In addition, payments must be either nonincreasing or they may increase only as provided in Q&A F-3 of section 1.401(a)(9)-1 of the Proposed Income Tax Regulations or such final regulations as adopted.

ARE THERE SPECIAL RULES IF THE ANNUITANT DIES BEFORE THE ENTIRE VALUE IN THE CONTRACT IS DISTRIBUTED?

Yes. If the annuitant dies on or after the date distributions have begun, the entire remaining value must be distributed at least as rapidly as under the method of distribution being used as of the date of the annuitant's death. If the annuitant dies before distributions have begun, the entire remaining value must be distributed as elected by the annuitant or, if the annuitant has not so elected, as elected by the beneficiary or beneficiaries, as follows:

(a) by December 31st of the year containing the fifth anniversary of the annuitant's death; or

(b) in equal or substantially equal payments over the life or life expectancy of the designated beneficiary or beneficiaries starting by December 31st of the year following the year of the annuitant's death. If, however, the beneficiary is the annuitant's surviving spouse, then this distribution is not required to begin until later. It must begin by December 31st of the year in which the annuitant would have turned 70 1/2. Minimum payments to the surviving spouse will be calculated in accordance with the applicable regulations.

ARE OTHER OPTIONS AVAILABLE TO A SPOUSE BENEFICIARY?

Yes. In addition to the options discussed above, the spouse beneficiary has other options. He or she may elect to treat the annuitant's IRA or Roth-IRA as his or her own. This is done by either: (a) not taking a distribution within the required time period; or (b) making eligible IRA or Roth-IRA contributions to it.

If the beneficiary chooses one of these options then he or she is the contract owner. He or she will assume all rights and privileges under the contract. This right is available only to the spouse of the annuitant.

HOW ARE LIFE EXPECTANCIES FOR CALCULATING REQUIRED DISTRIBUTIONS DETERMINED?

Life expectancy is computed by use of the expected return multiples in Table V and VI of section 1.72-9 of the Income Tax Regulations.

Unless otherwise elected by the annuitant prior to the commencement of distributions or, if applicable, by the surviving spouse where the annuitant dies before distributions have commenced, life expectancies of an annuitant or spouse beneficiary shall be recalculated annually for purposes of required distributions. An election not to recalculate shall be irrevocable and shall apply to all subsequent years. The life expectancy of a nonspouse beneficiary shall not be recalculated. Instead, life expectancy will be calculated using the attained age of such beneficiary during the calendar year in which the annuitant attains age 70 1/2; and payments for subsequent years shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.


MHC-97-9418                                                    Minnesota Life 4

In the case of a Roth-IRA, life expectancy will be calculated using the attained age of such beneficiary in the calendar year distributions are required to begin; and payments for subsequent years shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

MAY THE ANNUITANT SATISFY MINIMUM DISTRIBUTION REQUIREMENTS BY RECEIVING A DISTRIBUTION FROM ANOTHER IRA?

Yes. An annuitant may satisfy the minimum distribution requirements under sections 408(a)(6) and 408(b)(3) of the Code by receiving a distribution from one IRA that is equal to the amount required to satisfy the minimum distribution requirements for two or more IRAs. For this purpose, the owner of two or more IRAs may use the "alternative method" described in Notice 88-38, to satisfy the minimum distribution requirements described above.

WITHDRAWAL BENEFITS

ARE THERE LIMITS ON WITHDRAWALS FROM AN IRA?

Yes. These limits apply to a partial withdrawal or a surrender of the contract before the annuitant's age 59 1/2. In that case, we must receive notice of the intended disposition of the proceeds. This will not apply if the annuitant dies or is disabled.

ARE ALL WITHDRAWALS FROM ROTH-IRAS SUBJECT TO FEDERAL INCOME TAX?

No. Purchase payments to Roth-IRAs are not deductible. Any partial withdrawal or surrender of the contract that includes a return of the annuitant's purchase payment(s) will not be taxable to the extent it is attributable to the purchase payment(s). Earnings on the purchase payment(s) that are withdrawn are subject to income tax if withdrawn within 5 years of the annuitant's first contribution to a Roth-IRA or within 5 years of a rollover purchase payment. In addition, earnings will be subject to income tax if withdrawn before the annuitant reaches age 59 1/2; unless the earnings are being withdrawn because of the annuitant's death or disability or to pay first-time home buyer expenses. If a withdrawal is made, we must receive notice of the reason for withdrawal or intended disposition of the proceeds. Income tax will also not apply to distributions made if the amount received is in excess of the allowed contribution and returned to the annuitant before the required tax return filing date for that year, together with any earned interest; or if the entire contract is received and reinvested in a similar plan entitled to similar tax treatment.

MAY TAX PENALTIES APPLY FOR WITHDRAWALS FROM AN IRA?

Yes. If a withdrawal or surrender occurs before the annuitant is age 59 1/2, the annuitant may be subject to tax penalties. These penalties are imposed under the Code. The annuitant may not be subject to tax penalties on amounts received before age 59 1/2 if: (1) the annuitant becomes disabled as defined by the Code; (2) the amount received is in excess of the allowed deduction and returned to the annuitant before the required tax return filing date for that year, together with any earned interest; or (3) if the entire amount in the contract is received and reinvested in a similar plan entitled to similar tax treatment. Additional exceptions to tax penalties may be available to the annuitant.

We will not be liable for any tax penalties under this contract. We are not liable for penalties on amounts received or paid by us under this contract.


MHC-97-9418                                                    Minnesota Life 5

Any transaction treated by law as a contract distribution may be treated by us as a complete contract surrender.

MAY TAX PENALTIES APPLY FOR WITHDRAWALS FROM ROTH-IRAS?

Yes. Certain tax penalties are imposed under the Code. If the annuitant owes income tax on the amount withdrawn, the annuitant will also generally be subject to a 10% premature withdrawal tax penalty on the amount on which the annuitant paid income tax. However, the tax penalties will not apply if earnings in the Roth-IRA are withdrawn within 5 years of the annuitant's first contribution to a Roth-IRA or within 5 years of a rollover purchase payment from a Traditional IRA if the distribution is: (1) made on or after the date on which the annuitant attains age 59 1/2; (2) made because of the annuitant's disability or death; or
(3) made because the amount received was in excess of the allowed contribution and returned to the annuitant before the required tax return filing date for that year, together with any earned interest. In addition, the tax penalty will not apply to a distribution if the entire contract is received and reinvested in a similar plan entitled to similar tax treatment. Additional exceptions to tax penalties may be available to the annuitant.

We will not be liable for any tax penalties under this contract. We are not liable for penalties on amounts received or paid by us under this contract. Any transaction treated by law as a contract distribution may be treated by us as a complete contract surrender.

GENERAL INFORMATION

IS THE INTEREST OF THE ANNUITANT IN THIS CONTRACT NONFORFEITABLE?

Yes. The entire interest of the annuitant in this contract is nonforfeitable. The annuitant shall possess the entire benefit provided by this contract. This contract is established for the exclusive benefit of the annuitant and his or her beneficiaries.

HOW WILL A REFUND OF PREMIUMS BE APPLIED?

Any refund of premiums (other than those attributable to excess purchase payments) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future premiums or the purchase of additional benefits.

MAY THIS AGREEMENT BE AMENDED?

Yes. This contract may be amended as required to reflect any change in the Code, regulations or published revenue rulings. The annuitant will be deemed to have consented to any such amendment. We will promptly furnish any such amendment to the annuitant.

This agreement is effective as of the original contract date unless a different effective date is shown here.

Secretary

President


MHC-97-9418                                                    Minnesota Life 6